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                                  [EXHIBIT 11]

                         NORTH FORK BANCORPORATION, INC.

              COMPUTATION OF NET INCOME PER COMMON EQUIVALENT SHARE
                                  JUNE 30, 1998
                                   (UNAUDITED)




                                                              THREE MONTHS ENDED              SIX MONTHS ENDED
                                                        ------------------------------------------------------------
                                                        JUNE 30, 1998   JUNE 30, 1997   JUNE 30, 1998   JUNE 30, 1997
                                                        ------------------------------------------------------------
Net Income .........................................    $ 50,895,586    $ 43,583,073    $ 58,272,074    $ 79,562,378

Common Equivalent Shares:

Weighted Average Common Shares Outstanding .........     141,316,444     138,292,003     139,904,910     138,004,295
Weighted Average Common Equivalent Shares ..........       1,146,034       2,121,800       1,243,764       2,066,989
                                                        ------------------------------------------------------------
Weighted Average Common and Common Equivalent Shares     142,462,478     140,413,803     141,148,674     140,071,284
                                                        ============================================================

Net Income per Common Equivalent Share - Basic .....    $       0.36    $       0.32    $       0.42    $       0.58
Net Income per Common Equivalent Share - Diluted ...    $       0.36    $       0.31    $       0.41    $       0.57


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